Fund Reorganization


On May 21, 2008, Firsthand Technology Value Fund (the "Acquiring Fund"), acquired the assets and assumed the liabilities of Firsthand Technology Innovators Fund and Firsthand GlobalTechnology Fund (the "Acquired Funds"), in a tax-free reorganization in exchange for shares of the Acquiring Fund, pursuant to a plan of reorganization approved by the Acquired Funds' shareholders. When funds merge, capital loss carryforwards may be limited under section 382 of the Internal Revenue Code. The number and value of shares issued by the Acquiring Fund are presented in the Schedules of Changes in Net Assets. Net assets and unrealized depreciation as of the reorganization date were as follows:


     Total net assets                    Total net assets
     of Acquired Fund                    of Acquiring Fund
     ________________                    _________________

    TIFQX        GTFQX                   TIFQX        GTFQX
    _____        _____                   _____        _____

$ 15,784,526  $ 9,809,545           $ 306,066,492  $306,066,492




     Total net assets                      Acquired Fund
     of Acquiring Fund                 Unrealized Appreciation/
     after acquisition                     (Depreciation)
     _________________                 ________________________

    TIFQX        GTFQX                   TIFQX        GTFQX
    _____        _____                   _____        _____

$331,660,563   $331,660,563         $ (6,087,254)   $ 847,505